Exhibit 10.14

July 24, 2017

Bryan Irving, Ph.D.

108 Ware Road

Woodside, CA 94062

Dear Bryan,

We are pleased to extend to you an offer of employment with Five Prime Therapeutics, Inc. as Senior Vice President, Research, reporting directly to me.

We would like for your full-time employment with FivePrime to begin at your earliest convenience, but no later than Tuesday, September 5, 2017.

We would pay you a base salary of $345,000, paid semi-monthly less applicable taxes and withholding. Once you begin full-time employment, you would be eligible to participate in FivePrime's benefit plans and programs available to all regular, full-time employees. These benefits currently include medical, vision, dental, disability, 401(k) investment plan, Employee Stock Purchase Plan, Section 125 (flex spending), Section 132 (mass transit) and paid time-off programs.

You would be eligible to participate in FivePrime's annual cash bonus program and your annual target bonus amount would be 35% of your annual base salary. Your bonus for 2017 will be pro-rated based on your start date. We would determine your actual annual performance bonus based on an assessment of your meeting individual goals (40% weighting) as well as FivePrime's attainment of corporate goals (60% weighting). Corporate achievement is determined by FivePrime's Board of Directors.

As an officer of FivePrime, we would enter into our Executive Severance Benefits Agreement with you, which would provide certain severance and change in control benefits to you.

Subject to approval by FivePrime's Board of Directors, we would grant you a stock option to purchase 80,000 shares of common stock of FivePrime. The exercise price per share would be the fair market value of common stock at the closing price on the date of grant. We would issue your stock option award under our 2013 Omnibus Incentive Plan. Your stock option award would be subject to a Stock Option Agreement, and the Executive Severance and Benefits Agreement. Subject to your continued employment with FivePrime and the other terms and conditions of your stock option grant, your stock option award would vest over four years, with 25% of the shares vesting on the first anniversary of your start date and the balance vesting in equal monthly installments over the subsequent 36 months.

In addition, subject to approval by FivePrime 's Board of Directors, we would grant you 15,000 shares of restricted common stock after your start date under our 2013 Omnibus Incentive Plan. Your restricted stock award would be subject to a Restricted Stock Agreement. Subject to your continued employment with FivePrime and the other terms and conditions of your restricted stock award, your restricted stock award would vest over a three-year period after the grant date in equal annual installments.

As a condition of our offer of employment, we require you to sign and comply with our Confidential Information and Innovation Assignment Agreement, which among other things prohibits unauthorized use or disclosure of FivePrime's confidential information. During your tenure with FivePrime, we would expect you to also abide by FivePrime's policies and procedures. Federal law requires us to verify your identity and eligibility for employment in the United States. Accordingly, our offer of employment is also conditioned upon this verification.

B.lrving, 7-24-2017page 2 of 2

Our offer to you is subject to an acceptable background check. We use a third party resource (AccurateNow) for this background check and they will contact you by email to initiate this process.

Your employment with FivePrime would not be for a set term and you would be an at-will employee. You would be free to terminate your employment with FivePrime at any time and for any reason whatsoever simply by notifying us. Likewise, we would be free to terminate your employment at any time for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing and signed by FivePrime's Chief Executive Officer.

This letter, along with the Confidential Information and Innovation Assignment Agreement, supersedes any prior representations or agreements, whether written or oral, with respect to our offer of employment to you. This letter may not be modified or amended except by a written agreement, signed by FivePrime and you.

To accept this offer of employment, please sign, date and return this letter and the Confidential Information and Innovation Assignment Agreement by the end of the business day on Friday, July 28, 2017. Please either fax the document to (415) 520-9842, attention Jeff Coon, or email a scanned copy to eFax-HR@ fiveprime.com.

Again, Bryan, I am very pleased to make this offer to you. We all believe you bring a great deal to FivePrime at this stage of our development and that your contributions would be important in continuing our progress. We all look forward to having you join our team as we continue to build a vibrant and successful company.

Sincerely,

       _/s/ Lewis T. “Rusty” Williams, M.D., Ph.D.______

Lewis T. “Rusty” Williams, M.D., Ph.D.

Founder, President and Chief Executive Officer

Accepted:

/s/ Bryan Irving, Ph.D.                        7/27/17

Bryan Irving, Ph.D.Date

September 5, 2017

Anticipated Start Date

Five Prime Therapeutics, Inc. • Two Corporate Drive • South San Francisco, CA 94080 • Phone (415) 365-5600 • Fax (415) 365-5601 www.fiveprime.com